COMMISSION FILE NO. 1-6903
FORM 8-A/A
AMENDMENT NO. 4
SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
TRINITY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	75-0225040 (IRS Employer Identification No.)

2525 STEMMONS FREEWAY, DALLAS, TEXAS (Address of principal executive offices)	75207-2401 (Zip Code)
SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS	NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED	EACH CLASS IS TO BE REGISTERED
RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING	NEW YORK STOCK EXCHANGE
PREFERRED STOCK
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this Form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
NONE
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
On March 11, 1999, the Board of Directors of Trinity Industries, Inc. (the “Company”) declared a dividend distribution of one right (a “Right”) for each outstanding share of the Company’s common stock, $1.00 par value (the “Common Stock”), to stockholders of record at the close of business on April 27, 1999. See the Company’s Registration Statement on Form 8-A, filed April 2, 1999, as amended, for a complete description of the Rights Agreement, as amended (the “Rights Agreement”).
On May 15, 2006 the Company declared a 3-for-2 stock split in the form of a stock dividend (the “Stock Dividend”) to holders of record of the Common Stock as of May 26, 2006. As a result of the Stock Dividend, each holder of two shares of the Common Stock received one additional share of Common Stock as of the distribution date on June 9, 2006.
Before the Stock Dividend, the Rights Agreement provided for one right to purchase one one-hundredth (1/100) of a share of Series A Preferred Stock, par value $1.00 (the “Series A Preferred Stock”), at a purchase price of $200.00 per share, subject to adjustment, for each share of Common Stock. Pursuant to Section 11(p) of the Rights Agreement, following the Stock Dividend, each share of Common Stock outstanding shall have attached to it 2/3 (two-thirds) of a Right, and each full Right will continue to entitle the holder to purchase 1/100 of a share of Series A Preferred Stock at a purchase price of $200.00 (subject to possible future adjustment as provided in the Rights Agreement).
The Company also entered into an Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of March 6, 2006 with American Stock Transfer and Trust Company (“AST”) pursuant to which AST was substituted as the rights agent under the Rights Agreement.
ITEM 2. EXHIBITS
Item 2 of the Registration Statement is hereby amended and restated to read in its entirety as follows :

1.*	Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto.

2.*	Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent.

3.*	Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001.

4.*	Amendment No. 3 to Rights Agreement dated August 28, 2003, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 and Amendment No. 2 to the Rights Agreement dated October 26, 2001.

5.*	Amendment No. 4 to Rights Agreement dated May 19, 2005, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001, Amendment No. 2 to the Rights Agreement dated October 26, 2001 and Amendment No. 3 to the Rights Agreement dated as of August 28, 2003.

6.	Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of March 6, 2006 between Trinity Industries, Inc. and American Stock Transfer and Trust Company.

7.*	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as Exhibit 1 to the Rights Agreement filed as Exhibit 1).

8.*	Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).

*Previously Filed

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRINITY INDUSTRIES, INC.
July 24, 2006	By:	/s/ Michael G. Fortado
Michael G. Fortado
Vice President and Corporate Secretary

EXHIBIT INDEX

1.*	Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto.

2.*	Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent.

3.*	Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001.

4.*	Amendment No. 3 to Rights Agreement dated August 28, 2003, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 and Amendment No. 2 to the Rights Agreement dated October 26, 2001.

5.*	Amendment No. 4 to Rights Agreement dated May 19, 2005, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001, Amendment No. 2 to the Rights Agreement dated October 26, 2001 and Amendment No. 3 to the Rights Agreement dated as of August 28, 2003.

6.	Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of March 6, 2006 between Trinity Industries, Inc. and American Stock Transfer and Trust Company.

7.*	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as Exhibit 1 to the Rights Agreement filed as Exhibit 1).

8.*	Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).

*Previously Filed